Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

INSPIREMD, INC.

InspireMD, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The certificate of incorporation of the Corporation is hereby amended by deleting ARTICLE EIGHTH thereof in its entirety and inserting the following in lieu thereof:

“EIGHTH: To the fullest extent permitted by the DGCL as amended from time to time, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, as applicable. An amendment, elimination or repeal of this provision shall not affect its application with respect to an act or omission by a director or officer of the Corporation occurring before such amendment, elimination or repeal. If the DGCL is amended to permit further elimination or limitation of the personal liability of directors or officers, then the liability of a director or officer, respectively, of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.”

2. The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, InspireMD, Inc. has caused this Certificate to be executed by its duly authorized officer on the 13th day of September 2023.

INSPIREMD, INC.

By:	/s/ Marvin Slosman
Name:	Marvin Slosman
Title:	Chief Executive Officer

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